Norfolk Southern Corporation, 650 W. Peachtree Street NW, Atlanta, Ga. 30308

FOR IMMEDIATE RELEASE

Norfolk Southern announces Board of Directors changes

ATLANTA, January 26, 2022 – Norfolk Southern Corporation (NYSE: NSC) announced today that its Board of Directors has named Director Amy E. Miles, a member of the Norfolk Southern Board since 2014, as non-executive chair of the Board, effective May 1, 2022.

Additionally, Alan H. Shaw, who was appointed as the company’s president in December 2021, will join the Board when he assumes the role of CEO in connection with the planned retirement of Chairman and CEO James A. Squires on May 1, 2022. Squires, who was elected to the Board in 2014, will remain a director following his retirement. As a result, Norfolk Southern’s Board of Directors will increase in size to 14 from 13. Both Shaw and Squires will stand for reelection to the Board at the company’s annual meeting on May 12, 2022.

Steven F. Leer, lead director of Norfolk Southern’s Board of Directors, said, “Amy’s leadership as a senior executive, deep financial expertise, and service as a director at several companies make her a natural fit to chair Norfolk Southern’s Board of Directors. The strength of the company’s Board, both in terms of broad experience and diversity, are critical to working with the company’s management team and driving solid returns for shareholders. We are confident that all Norfolk Southern stakeholders will be in good hands with the leadership of Amy Miles, Alan Shaw, as well as the dedicated Board and management team.”

Leer will continue on the Norfolk Southern Board as an independent director once Miles assumes the role of non-executive chair. Additionally, Board Director Marcela Donadio will become the chair of the Audit Committee, effective May 1, 2022. Donadio has served on the Board since 2016 and is a former partner at Ernst & Young, where she was the leader of the firm’s Americas Oil & Gas Sector.

Miles said, “I greatly appreciate the Board’s confidence in me and look forward to working closely with my fellow directors and the management team as non-executive chair of the Board. Under Alan’s steady leadership and through the efforts of the talented women and men of this great company we intend to build on Norfolk Southern’s position as one of the leading transportation companies in America. On behalf of the entire Board, I thank Steve Leer for his service as our lead director and unwavering commitment to the success of the company.”

Shaw said, “Norfolk Southern’s shareholders and employees are fortunate to have a collaborative Board of Directors and management team. With Amy’s leadership and the wise counsel of our entire Board, I look forward to delivering improved service for our customers, as well as driving opportunities for enhanced productivity and future growth.”

First elected to Norfolk Southern’s Board in 2014, Miles served as CEO of Regal Entertainment Group, Inc., a leading motion picture exhibitor, from June 2009 until its acquisition in March 2018. During that time, she was a director of Regal and was named chair of its Board in March 2015. Miles previously served as Regal Entertainment’s Executive Vice President, CFO, and Treasurer from March 2002 through June 2009. She joined Regal Cinemas Inc. as senior vice president finance in 1999, after working with Deloitte & Touche and PricewaterhouseCoopers LLC. Miles has been a director of Gap Inc. since April 2020 and Amgen since July 2020.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and cost-effective shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

Norfolk Southern Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Meghan Achimasi, 470-867-4807

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